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                                                                    Exhibit 23.2





CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Form S-8 Registration Statements (Forms S-8 No. 33-88426 and No. 333-27835) pertaining to the 1994 Stock Option Plan and in the Form S-8 Registration Statement (Form S-8 No. 333-27831) pertaining to the 1996 Non-Employee Directors' Stock Option Plan and the 1992 Outside Directors' Director Stock Unit Plan, of GTECH Holdings Corporation of our report dated 23 March, 1998, with respect to the consolidated financial statements of Camelot Group plc as of January 31, 1998 and February 1, 1997 and for the years ended January 31, 1998, February 1, 1997 and February 3, 1996, which report is included in the GTECH Holdings Corporation Annual Report on Form 10-K for the fiscal year ended February 28, 1998.


/s/  Price Waterhouse

Price Waterhouse


London, England
May 26, 1998







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